Exhibit 10.1

Execution Version

FIFTH AMENDMENT TO AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS FIFTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Amendment”), is made and entered into as of April 17, 2015, by and among BRISTOW GROUP INC., a Delaware corporation (the “Borrower”), the Lenders party hereto and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 22, 2010 (as amended by that certain First Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 22, 2011, as further amended by that certain Second Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of October 1, 2012, as further amended by that certain Third Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April 29, 2013, as further amended by that certain Fourth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 14, 2014, and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower;

WHEREAS, Borrower has requested that the Lenders identified on Annex A attached hereto as (i) Increasing Lenders with Revolving Commitment increases (the “Increasing Revolving Lenders”) or new Lenders providing new Revolving Commitments (the “New Revolving Lenders”) provide such increased or new Revolving Commitments such that the Aggregate Revolving Commitment Amount is increased by $50,000,000 (such increase being referred to herein as the “Revolving Commitment Increase”), and (ii) Increasing Lenders with Term Loan Commitment increases (the “Increasing Term Loan Lenders”; and collectively with the Increasing Revolving Lenders, the “Increasing Lenders”) provide additional Term Loan Commitments or new Lenders providing new Term Loan Commitments (the “New Term Loan Lenders”; and collectively with the New Revolving Lenders, the “New Lenders”; and the New Lenders, collectively with the Increasing Lenders, the “Incremental Lenders”) provide new Term Loan Commitments such that the Aggregate Term Loan Commitment Amount is increased by $127,377,687.52 (such increase being referred to herein as the “Term Loan Commitment Increase”; and collectively with the Revolving Commitment Increase, the “Commitment Increase”), and subject to the terms and conditions hereof, the Incremental Lenders are willing to do so as hereinafter set forth;

WHEREAS, the Borrower has requested the ability to enter into a 364-day term loan facility in an aggregate principal amount of up to $115,000,000 (the “364-Day Credit Facility”), the proceeds of which will be used by the Borrower to refinance, redeem, repurchase or replace the 2038 Senior Convertible Notes (the “2038 Note Refinancing”) and to pay costs and expenses incurred in connection therewith, and the obligations in respect of which will be guaranteed by the Guarantors and secured by the Collateral on a pari passu basis with the Secured Obligations (as defined in the Security Agreement);

WHEREAS, the Borrower has requested that the Lenders (i) amend certain provisions of the Credit Agreement in order to permit the 2038 Note Refinancing and the entry into the 364-Day Credit Facility and (ii) amend certain other provisions of the Credit Agreement, and the Lenders party hereto are willing, subject to the terms and conditions set forth herein, to amend the Credit Agreement as provided for herein;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

2. Amendments to the Credit Agreement.

(a) Section 1.1 of the Credit Agreement is hereby amended by replacing the definitions of “Aggregate Revolving Commitment Amount”, “Aggregate Term Loan Commitment Amount”, “Consolidated EBITDA”, “Consolidated Net Income”, “Eurocurrency Rate”, “Excluded Taxes”, “Indebtedness”, “Investment Grade Rating Event”, “Loan Documents”, “Reference Banks”, “Senior Secured Debt”, “Term Loan Commitment” and “2008 Indenture” in their entirety with the following definitions:

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Fifth Amendment Effective Date, the Aggregate Revolving Commitment Amount is $400,000,000.

“Aggregate Term Loan Commitment Amount” shall mean the aggregate principal amount of the Aggregate Term Loan Commitments made by Lenders on and after the Closing Date, whether expired or outstanding. On the Fifth Amendment Effective Date, the Aggregate Term Loan Commitment Amount is $350,000,000.

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, and without duplication an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization and (iv) without duplication, cash dividends received from unconsolidated affiliates that are accounted for by the equity accounting method, but excluding, in the case of the foregoing clauses (a) and (b), any net income or net loss and expenses and charges of any SPVs, in all cases determined on a consolidated basis in accordance with GAAP in each case for such period. For purposes of this Agreement, Consolidated EBITDA shall be calculated on a Pro Forma Basis.

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary or non-recurring gains or losses, (ii) any gains or losses attributable to write-ups or write-downs of assets, (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any

Person that is not a Subsidiary, (iv) any unremitted earnings of any Subsidiary that is subject to restrictions as to the payment of dividends or distributions, (v) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary on the date that such Person’s assets are acquired by the Borrower or any Subsidiary and (vi) any non-cash foreign exchange rate gains or losses.

“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Loan comprising part of the same Borrowing, the higher of (x) 0.00% per annum and (y) an interest rate per annum equal to the rate per annum obtained by dividing (a)(i) in the case of any Borrowing denominated in Dollars or any Alternate Currency other than Euro, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars or the Applicable Alternate Currency at approximately 11:00 a.m. (London, England time), two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which deposits in Dollars or the applicable Alternate Currency in the approximate amount of the Eurodollar Loan comprising part of such Borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. (New York, New York time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period, or (ii) in the case of any Borrowing denominated in Euros, the EURIBO Rate by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located, (c) in the case of a Lender, any withholding tax that (i) is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Lender at any time that such Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, or (iii) is attributable to such Lender’s failure to comply with Section 2.20(e), Section 2.20(f) or Section 2.20(g), and (d) any United States federal withholding Taxes imposed under FATCA.

“Indebtedness” of any Person shall mean, without duplication (i) obligations of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade) that are treated as debt in accordance with GAAP; (iv) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations for borrowed money of such Person treated as debt in accordance with GAAP, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) Disqualified Stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) all Hedging Obligations.

“Investment Grade Rating Event” means the first day on which the 6 1⁄4% Senior Notes or any Permitted Refinancing Indebtedness in respect thereof in the form of unsecured Indebtedness evidenced by bonds, debentures, notes or similar instruments are assigned an Investment Grade Rating.

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the LC Documents, the Fee Letter, the Commitment Increase Fee Letter, the Fourth Amendment Fee Letter, the Fifth Amendment Fee Letter, the Subsidiary Guaranty Agreement, the Security Documents, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, all landlord waivers and consents, bailee agreements and any and all other instruments, and agreements, executed in connection with any of the foregoing.

“Reference Banks” means JPMorgan Chase Bank, National Association, Bank of America, N.A. and SunTrust Bank or if any such Lender assigns all of its Commitment, such other Lender as may be designated by the Administrative Agent, provided, such other Lender expressly consents to the Administrative Agent to being designated a “Reference Bank” hereunder.

“Senior Secured Debt” shall mean the aggregate principal amount of all Indebtedness under the Loan Documents and the 364-Day Term Loan Credit Documents.

“Term Loan Commitment” shall mean, with respect to each Lender, (i) as of the Closing Date, the obligation of such Lender to make a Term Loan hereunder pursuant to Section 2.5(a), in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule II as in effect on the Closing Date, which Term Loan Commitments expired in accordance with Section 2.8(a) on the date that Term Loans were made under such Term Loan Commitments, (ii) as of the First Amendment Date, the obligation of such Lender to make a Term Loan hereunder pursuant to Section 2.5(c), in a principal amount not exceeding the amount set forth with respect to such Lender under the caption “First Amendment Additional Term Loan Commitment” on Schedule II as in effect on the First Amendment Date (each such Lender’s “First Amendment Additional Term Loan Commitment”), which First Amendment Additional Term Loan Commitments shall expire in accordance with Section 2.8(a) on the date that Term Loans are made under such First Amendment Additional Term Loan Commitments, (iii) as of the Fifth Amendment Effective Date, the obligation of such Lender to make a Term Loan hereunder pursuant to Section 2.5(d), in a principal amount not exceeding the amount set forth with respect to such Lender under the caption “Fifth Amendment Additional Term Loan Commitment” on Schedule II as in effect on the Fifth Amendment Effective Date (each such Lender’s “Fifth Amendment Additional Term Loan Commitment”), which Fifth Amendment Additional Term Loan Commitments shall expire in accordance with Section 2.8(a) on the date that Term Loans are made under such Fifth Amendment Additional Term Loan Commitments and (iv) thereafter, the obligation of such Lender (if any) to make a Term Loan hereunder pursuant to any increase in the Aggregate Term Loan Commitments effected in accordance with Section 2.23; provided, in each case, that each Lender’s Term Loan Commitment shall be proportional to such Lender’s Revolving Commitment.

“2008 Indenture” shall mean the indenture, dated as of June 17, 2008 (as amended, supplemented or otherwise modified from time to time), among the Borrower, the guarantors signatory thereto, and U.S. Bank National Association, as trustee, pursuant to which the Borrower has issued its 3% senior convertible notes due 2038 and its 6 1⁄4% Senior Notes.

(b) Section 1.1 of the Credit Agreement is hereby amended by amending the definition of “Permitted Liens” by replacing clause (x) thereof in its entirety as follows:

(x) Liens on real or personal property or assets of the Borrower or a Subsidiary securing Indebtedness incurred for the purpose of financing all or any part of the purchase price of such property or assets or financing all or any part of the construction or improvement of any such property or assets, provided that such lien shall attach at the time of or within 180 days after the later of (x) such acquisition, (y) completion of such construction or improvement or (z) commercial operation of such property or other asset and such Lien shall not extend to any other property or assets of the Borrower and its Subsidiaries (other than associated accounts, contracts and insurance proceeds, proceeds thereof, accessions thereto, upgrades thereof and improvements thereto);

(c) Section 1.1 of the Credit Agreement is hereby amended by amending the definition of “Permitted Liens” by replacing clause (xiv) thereof in its entirety as follows:

(xiv) Liens securing the obligations under the 364-Day Term Loan Credit Documents; and

(d) Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions to such section in the appropriate alphabetical order:

“Existing Term Loans” shall mean the Term Loans made by Lenders to the Borrower and outstanding immediately prior to the Fifth Amendment Effective Date.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Fifth Amendment Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreements with respect thereto and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreements

“Fifth Amendment” shall mean that certain Fifth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April 17, 2015.

“Fifth Amendment Additional Term Loan Commitment” shall have the meaning assigned to such term in the definition of Term Loan Commitment.

“Fifth Amendment Fee Letter” shall mean that certain Fee Letter, dated as of March 31, 2015, among the Administrative Agent, SunTrust Robinson Humphrey, Inc. and the Borrower.

“Fifth Amendment Effective Date” shall mean April 17, 2015.

“Intercreditor Agreement” shall mean an intercreditor agreement between (a) the Administrative Agent and (b) the administrative agent for the lenders under the 364-Day Term Loan Credit Agreement, to be entered into in connection with entry into the 364-Day Term Loan Credit Documents, in form and substance reasonably satisfactory to the Administrative Agent.

“Pro Forma Basis” shall mean, for purposes of calculating Consolidated EBITDA with respect to any period during which the Borrower or any of its Subsidiaries has consummated (i) an acquisition of all or substantially all of the business or a line of business, unit or division (whether by the acquisition of Capital Stock, asset or any combination thereof) of any other Person, including the acquisition of Capital Stock of any other Person such that such Person becomes a Subsidiary of the Borrower as a result of such acquisition or, in the event that the Borrower or any Subsidiary of the Borrower owns Capital Stock in such Person that constitutes a non-Wholly Owned Subsidiary prior to such acquisition, the acquisition of all or substantially all of the shares of other Capital Stock (other than director’s qualifying shares) in such Person not owned by the Borrower or any Subsidiary of the Borrower at the time of such acquisition or (ii) a sale, transfer or other disposition of all or substantially all of the business or a line of business, unit or division (whether by the disposition of Capital Stock, asset or any combination thereof) of any Subsidiary of the Borrower, including the disposition of Capital Stock of any Subsidiary of the Borrower such that such Person is no longer a Subsidiary of the Borrower as a result of such disposition, such acquisition or disposition (and all other such acquisitions or dispositions that have been consummated during the applicable period) shall be deemed to have been consummated on the first day of the applicable period, and all income statement items (whether positive or negative) attributable to the assets or Person or property so acquired shall be included and all income statement items (whether positive or negative) attributable to the assets or Person or property so disposed of shall be excluded; provided that the foregoing pro forma adjustments may be applied to any definition, test or financial covenant solely to the extent that such adjustments (i) are determined in good faith by the chief financial officer, treasurer or controller of the Borrower and are set forth in reasonable detail on a certificate of such officer delivered to the Administrative Agent and (ii) based on historical results accounted for in accordance with GAAP.

“6 1⁄4% Senior Notes” shall mean those certain 6 1⁄4% senior notes due 2022 issued by the Borrower pursuant to the 2008 Indenture.

“364-Day Term Loan Credit Agreement” shall mean the 364-day term loan credit agreement to be entered into by and among, inter alios, the Borrower, certain lenders, and the administrative agent thereto, in form and substance reasonably satisfactory to the Administrative Agent.

“364-Day Term Loan Credit Documents” shall mean the 364-Day Term Loan Credit Agreement and all “Loan Documents” or such similar term (as defined in the 364-Day Term Loan Credit Agreement).

“364-Day Term Loan Debt” shall mean the 364-Day Term Loans, the Guarantees by the Guarantors of the obligations in respect thereof and any other Indebtedness under the 364-Day Term Loan Credit Documents, which will be secured by the Collateral on a pari passu basis with the Secured Obligations (as defined in the Security Agreement).

“364-Day Term Loan Lenders” shall have the meaning given to it in Section 2.12(a).

“364-Day Term Loan Secured Parties” shall mean the secured parties in respect of the 364-Day Term Loan Credit Documents.

“364-Day Term Loans” shall mean the term loans in a principal amount not to exceed $115,000,000 in the aggregate under the 364-Day Term Loan Credit Agreement, the proceeds of which shall be used to refinance, redeem, or replace, in whole or in part, the 2038 Senior Convertible Notes.

(e) Section 2.5 of the Credit Agreement is hereby amended by adding the following new clause (d) at the end thereof:

(d) On the Fifth Amendment Effective Date, each Lender with a Fifth Amendment Additional Term Loan Commitment severally agrees to make a single Term Loan to the Borrower in a principal amount equal to the Fifth Amendment Additional Term Loan Commitment of such Lender. Such Term Loans may be, from time to time, Base Rate Loans or Eurocurrency Rate Loans or a combination thereof; provided that on the Fifth Amendment Effective Date, such Term Loans shall be Eurocurrency Rate Loans with an Interest Period set in accordance with the agreements set forth in Section 4(b) of the Fifth Amendment.

(f) Section 2.8(a) of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

The Fifth Amendment Additional Term Loan Commitments shall terminate upon the making of the Term Loans pursuant to Section 2.5(d) on the Fifth Amendment Effective Date.

(g) Section 2.12(a) of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

(a) The Borrower shall prepay the Term Loans held by the Lenders electing to receive a prepayment of the Term Loans from the proceeds of any sale or disposition by the Borrower or such Subsidiary of any of the Collateral (excluding (i) sales of inventory in the ordinary course of business, (ii) Designated Asset Sales and (iii) sales or dispositions among the Borrower and its Subsidiaries), to the extent required under this Section 2.12(a). To the extent that the Borrower or any of its Subsidiaries applies the cash proceeds from such asset sale (or a portion thereof) (net of commissions and other reasonable and customary transaction costs, fees, reserves and expenses properly attributable to such transaction and payable by such Borrower in connection therewith (in each case, if paid to an Affiliate, subject to Section 7.7) or under the clauses first and second of Section 2.12(b)) within 300 days of receipt of such net cash proceeds to purchase replacement or other fixed assets for use in the operations of the Borrower or any of its Subsidiaries, then no prepayment shall be required in respect of the net cash proceeds (or portion thereof so applied) from such asset sale. In the event that the Borrower or any of its Subsidiaries has not applied the cash proceeds from such asset sale in accordance with the preceding sentence (the amount of such unapplied cash proceeds being the “Excess Proceeds”), the Borrower shall, within 10 days after the end of the applicable 300-day period, make an offer (i) to each Lender to prepay the Term Loans of such Lender and (ii) to the extent the 364-Day Term Loan Credit Agreement is then in effect and requires such a prepayment, to each lender party to the 364-Day Term Loan Credit Agreement (the “364-Day Term Loan Lenders”) to prepay the 364-Day Term Loans, on a pro rata basis based on the principal amount of the Term Loans and the 364-Day Term Loans then outstanding, in an aggregate principal amount for all the Lenders and 364-Day Term Loan Lenders equal to the amount of such Excess Proceeds. Each such prepayment offer shall be in writing and shall specify the aggregate amount of Excess Proceeds. Each Lender electing to receive such prepayment shall notify the Borrower of its election in writing within 5 days after its receipt of Borrower’s prepayment offer. The Borrower shall pay each Lender and each 364-Day Term Loan Lender that has accepted such offer of prepayment its pro rata share of such Excess Proceeds on the 20th day after the end of the applicable 300-day period. In the event that any Lender or any 364-Day Term Loan Lender elects not to receive a prepayment so offered by the Borrower, the Borrower or applicable Subsidiary shall retain such net proceeds that was offered to such non-electing Lender or non-electing 364-Day Term Loan Lender, as applicable. Any such prepayment on account of the Term Loans shall be applied in accordance with paragraph (b) below.

(h) Section 2.20 of the Credit Agreement is hereby amended by inserting new clauses (f), (g) and (h) after clause (e) thereof as follows:

(f) If a payment made to a Lender (including, solely for purposes of Section 2.20(e), Section 2.20(g) and this Section 2.20 (f), any Issuing Bank and the Administrative Agent) under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the Fifth Amendment Effective Date.

(g) Any Lender that is a United States person under Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. Each Lender agrees that if any form or certification it previously delivered pursuant to Section 2.20(e), (f) or (g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) For purposes of this Section 2.20, the term “applicable law” includes FATCA.

(i) Section 2.21(a) of the Credit Agreement is hereby amended by replacing “counterclaim, or withholding or deduction of taxes” in the first sentence with “or counterclaim”.

(j) Section 2.23(a) of the Credit Agreement is hereby amended by replacing the reference to “100,000,000” therein with “200,000,000”.

(k) Section 4.4 of the Credit Agreement is hereby amended by replacing each reference to “March 31, 2010” therein with “March 31, 2014”.

(l) Section 4.19 of the Credit Agreement is hereby deleted in its entirety.

(m) Section 5.3 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

Section 5.3 Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to do, or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the business of providing helicopter services or such other businesses or services (including other aircraft services) that are reasonably related to the foregoing; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or not subject to restriction under Section 7.3.

(n) Section 7.1 of the Credit Agreement is hereby amended by replacing clause (b) of such Section in its entirety with the following:

(b) Indebtedness set forth on Schedule 7.1 and existing on December 31, 2014 (the “Existing Indebtedness”) and Permitted Refinancing Indebtedness in respect thereof;

(o) Section 7.1 of the Credit Agreement is hereby amended by replacing clause (e) of such Section in its entirety with the following:

(e) the 364-Day Term Loan Debt and Permitted Refinancing Indebtedness in respect thereof; and

(p) Section 7.3 of the Credit Agreement is hereby amended by replacing clause (b) of such Section in its entirety with the following:

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage in any type of business other than helicopter services and such other businesses or services (including other aircraft services) that are reasonably related thereto.

(q) Section 7.4 of the Credit Agreement is hereby amended by replacing clause (f) of such Section in its entirety with the following:

(f) Investments set forth on Schedule 7.4 and existing on December 31, 2014 in an aggregate amount equal to the amount outstanding on December 31, 2014 as shown on such Schedule 7.4; and

(r) Section 7.8 of the Credit Agreement is hereby amended by replacing clause (i) of the initial proviso of such Section in its entirety with the following:

(i) the foregoing shall not apply to restrictions or conditions imposed by law or by (A) this Agreement or any other Loan Document or (B) any agreements governing or evidencing the Existing Indebtedness, the 364-Day Term Loan Debt or any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund any of the foregoing; provided that the restrictions and conditions imposed by any agreement governing or evidencing such new Indebtedness are not materially more restrictive, taken as a whole, than the restrictions and conditions imposed by the agreements governing or evidencing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, as reasonably determined by the Borrower,

(s) Section 7.8 of the Credit Agreement is hereby amended by deleting the word “and” immediately preceding clause (vi) of the initial proviso of such Section and replacing the “.” at the end of clause (vi) with “; and”, and inserting a new clause (vii) thereafter as follows:

(vii) the foregoing shall not apply to restrictions or conditions in any agreement in effect at the time any Person becomes a Subsidiary of the Borrower, which agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, and on the condition that such restrictions or conditions are not applicable to any Person, or the properties or assets of any

Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancing thereof; provided, that the amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such conditions or restrictions than the agreements in effect at the time such Person becomes a Subsidiary of the Borrower.

(t) Section 8.2 of the Credit Agreement is hereby amended by:

(i) amending clause (a) by replacing such clause in its entirety with the following:

(a) So long as the Intercreditor Agreement is in effect, following an “Enforcement” or such similar term (as defined in the Intercreditor Agreement), all proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party shall be applied as set forth therein.

(ii) amending clause (b) by replacing the lead-in of such clause in its entirety with the following:

(b) At all times when the Intercreditor Agreement is not in effect, all proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after the occurrence of and during the continuation of an Event of Default arises shall be applied as follows:

(iii) amending clause (v) of clause (b) by replacing such clause in its entirety with the following:

(v) fifth, to the Secured Parties in an amount equal to the sum of all outstanding principal amounts of the Obligations (including, without limitation, any Cash Collateralization requirements in connection with any Letter of Credit), any unpaid interest accrued on the Obligations, and any Hedging Obligations, pro rata in proportion to the aggregate amounts thereof owing to each Secured Party; and

(u) The Credit Agreement is hereby amended by adding at the end thereof the following new Section 10.17:

Section 10.17 Intercreditor Agreement. The Lenders, the Swingline Lender and the Issuing Bank acknowledge that the obligations of the Borrower and the Guarantors in respect of the 364-Day Term Loan Debt will be secured by Liens on the Collateral on a pari passu basis with the Secured Obligations. In connection with the incurrence of the 364-Day Term Loan Debt, the Administrative Agent shall, enter into the Intercreditor Agreement establishing the relative rights of the Secured Parties and the 364-Day Term Loan Secured Parties with respect to the Collateral and certain related matters. The Lenders, the Swingline Lender and the Issuing Bank hereby irrevocably (i) consent to such pari passu treatment of Liens to be provided for under the 364-Day Term Loan Credit Documents and the Intercreditor Agreement, (ii)

authorize the Administrative Agent to execute and deliver the Intercreditor Agreement and any documents relating thereto, in each case on behalf of, and without any further consent, authorization or other action by, any Lender, the Swingline Lender or the Issuing Bank, (iii) agree that, upon the execution and delivery thereof and so long as it is in effect, the Lenders, the Swingline Lender and the Issuing Bank will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement and (iv) agree that none of the Lenders, the Swingline Lender or the Issuing Bank shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section 10.17 or in accordance with the terms of the Intercreditor Agreement. The Lenders, the Swingline Lender and the Issuing Bank hereby further irrevocably authorize the Administrative Agent to enter into such amendments, supplements or other modifications to the Intercreditor Agreement in connection with any extension, renewal or refinancing of any Loans, any amendment, restatement, supplement or other modification of the 364-Day Term Loan Credit Documents or any Permitted Refinancing Indebtedness in respect of the 364-Day Term Loan Debt as are reasonably acceptable to the Administrative Agent, in its sole discretion, to give effect thereto, in each case on behalf of, and without any further consent, authorization or other action by, any Lender, the Swingline Lender or the Issuing Bank. The Administrative Agent shall have the benefit of the provisions of Article IX with respect to all actions referred to in this Section 10.17 and all actions taken or omitted to be taken by it in accordance with the terms of the Intercreditor Agreement to the full extent thereof.

(v) Schedule II to the Credit Agreement is hereby amended by replacing such Schedule in its entirety with Schedule II set forth on Exhibit A attached hereto.

(w) Schedule 2.9 to the Credit Agreement is hereby amended by replacing such Schedule in its entirety with the Schedule 2.9 set forth on Exhibit B attached hereto.

(x) Schedule 7.1 to the Credit Agreement is hereby amended by replacing such Schedule in its entirety with the Schedule 7.1 set forth on Exhibit C attached hereto.

(y) Schedule 7.4 to the Credit Agreement is hereby amended by replacing such Schedule in its entirety with the Schedule 7.4 set forth on Exhibit D attached hereto.

3. Commitment Increase; New Commitments.

(a) Each Increasing Lender hereby agrees to increase the amount of its (i) Revolving Commitment under the Credit Agreement by the amount shown as its “Revolving Commitment Increase” on Annex A attached hereto and (ii) Term Loan Commitment under the Credit Agreement by the amount shown as its “Term Loan Commitment Increase” on Annex A attached hereto.

(b) Each New Lender hereby agrees to provide (i) a Revolving Commitment under the Credit Agreement in the amount shown as its “New Revolving Commitment” on Annex A attached hereto and (ii) a Term Loan Commitment under the Credit Agreement in the amount shown as its “New Term Loan Commitment” on Annex A attached hereto.

(c) Each Incremental Lender acknowledges and agrees that the respective Revolving Commitments and Term Loan Commitments of such Lender and the other Lenders under the Credit Agreement are several and not joint commitments and obligations of such Lenders. Each Incremental Lender further acknowledges and agrees that Schedule II of the Credit Agreement as set forth on Exhibit A hereto sets forth for such Lender its Revolving Commitment and its Term Loan Commitment under the Credit Agreement immediately after to giving effect to this Amendment.

(d) Upon this Amendment becoming effective (x) with respect to the Existing Term Loans and the Revolving Loans outstanding under the Credit Agreement immediately prior to this Amendment becoming effective, the Increasing Lenders that are providing Commitment Increases such that after giving effect to this Amendment their ratable portion of the Commitments shall be less than their ratable portions immediately prior to this Amendment (the “Non-Pro Rata Increasing Lenders”) shall assign to each Increasing Lender that is providing a Commitment Increase such that after giving effect to this Amendments its ratable portion of the Commitments shall be greater than its ratable portion immediately prior to this Amendment (the “Incremental Increasing Lenders”), and each of the Incremental Increasing Lenders shall purchase from the Non-Pro Rata Increasing Lenders, at the principal amount thereof (together with accrued interest), such interest in the Existing Term Loans and such outstanding Revolving Loans as shall be necessary in order that after giving effect to all such assignments and purchases, the Lenders shall hold the Existing Term Loans and such outstanding Revolving Loans ratably in proportion to their respective Fifth Amendment Additional Term Loan Commitments and Revolving Commitments, as applicable, as set forth on Schedule II of the Credit Agreement as set forth on Exhibit A hereto after giving effect to this Amendment and (y) the amount of the participations held by each Lender in each Letter of Credit and each Swingline Loan then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the Lenders shall hold participations in each such Letter of Credit and Swingline Loan in proportion to their respective Revolving Commitments as set forth on Schedule II of the Credit Agreement as set forth on Exhibit A hereto after giving effect to this Amendment.

(e) On the date hereof, each Lender shall make a Term Loan to the Borrower in a principal amount equal to the Fifth Amendment Additional Term Loan Commitment of such Lender. The Lenders hereby waive any Notice of Term Borrowing that the Borrower may be required to deliver under Section 2.5 of the Credit Agreement or any other provision thereof with regard to the Term Loan to be made on the date hereof.

(f) Immediately after this Amendment becomes effective, certain assignments will be made among the Lenders so that the final allocations of each Lender after giving effect to such assignments will be as set forth on Annex B to this Amendment.

4. Certain Other Agreements.

(a) The Lenders party hereto, the Swingline Lender and the Issuing Bank, acknowledge that the obligations of the Borrower and the Guarantors in respect of the 364-Day Term Loan Debt will be secured by Liens on the Collateral on a pari passu basis with the Secured Obligations and make such further acknowledgments, agreements, authorizations and directions as are set forth in Section 10.17 of the Credit Agreement, as amended in accordance with this Amendment.

(b) Each of the Lenders party hereto and the Borrower hereby agree that, notwithstanding the requirement in the definition of “Interest Period” in the Credit Agreement that the period for Eurocurrency Rate Loans be one, two, three or six months, the initial Interest

Period for the Term Loans made on the Fifth Amendment Effective Date shall be comprised of one or more periods shorter than one month (as the Administrative Agent and the Borrower shall mutually agree) (collectively, the “Short-Term Interest Period”). The Short-Term Interest Period shall commence on the the Fifth Amendment Effective Date and end on the earlier of (i) the date on which the Interest Period in existence on the Fifth Amendment Effective Date for the Existing Term Loans ends and (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise). Upon termination of the Short-Term Interest Period (unless such termination is because of clause (ii) above), the Term Loans made on the Fifth Amendment Effective Date shall be deemed part of the same Borrowing as the Existing Term Loans and the Interest Period for such Term Loans and the Existing Term Loans shall be determined as set forth in the definition of “Interest Period” in the Credit Agreement.

5. Conditions to Effectiveness of this Amendment. It is understood and agreed that this Amendment shall become effective on the date (the “Effective Date”) when the Administrative Agent shall have received (i) such fees as the Borrower has previously agreed to pay on or prior to the date that this Amendment becomes effective to the Administrative Agent or any of its affiliates in connection with this Amendment, including without limitation the fees payable pursuant to the Fifth Amendment Fee Letter (including without limitation fees payable thereunder to the Administrative Agent for the account of each Incremental Lender), (ii) reimbursement or payment of its reasonable out-of-pocket costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Administrative Agent) for which invoices (including estimated expenses) have been presented to the Borrower at least two (2) days before the Effective Date unless otherwise agreed by the Borrower and the Administrative Agent, and (iii) each of the following documents:

(a) executed counterparts to this Amendment from the Borrower and each Lender;

(b) an instrument, executed by each Loan Party, pursuant to which such Loan Party reaffirms its obligations under the Security Agreement, the Subsidiary Guaranty Agreement and the Pledge Agreement;

(c) a certificate of the Secretary or Assistant Secretary of the Borrower, attaching and certifying copies of its bylaws and of the resolutions of its board of directors or any duly authorized committee thereof, authorizing the execution, delivery and performance of this Amendment, and certifying the name, title and true signature of each officer of the Borrower executing the Amendment on behalf of the Borrower;

(d) a certified copy of the certificate of incorporation of the Borrower, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of the Borrower and each other jurisdiction where the Borrower is required to be qualified to do business as a foreign corporation where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(e) a certificate, dated the Fifth Amendment Effective Date and signed by the chief financial officer, treasurer or controller of the Borrower, certifying that (w) no Default or Event of Default exists, (x) after giving effect to the execution and delivery of the Amendment and the funding of the Term Loans on the Fifth Amendment Effective Date, neither the Borrower nor its Subsidiaries, taken as a whole, will be “insolvent”, within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated, (y) all other representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date and (z) since March 31, 2014, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(f) a favorable written opinion of Baker Botts L.L.P., counsel to the Borrower, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Borrower, the Amendment and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request; and

(g) certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of this Amendment or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Amendment shall be ongoing.

6. Representations and Warranties. To induce the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to the Lenders as follows:

(a) The execution and delivery by the Borrower of this Amendment are within the Borrower’s organizational powers and have been duly authorized by all necessary organizational action;

(b) The execution, delivery and performance by the Borrower of this Amendment (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) will not violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries prohibited under the Loan Documents;

(c) This Amendment has been duly executed and delivered for the benefit of the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general; and

(d) After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, and no Default or Event of Default has occurred and is continuing as of the date hereof.

(e) Since March 31, 2014, there has not occurred any event that has had or could reasonably be expected to have, a Material Adverse Effect.

7. New Lender Joinder.

(a) Joinder. By its signature to this Amendment, each New Lender hereby joins the Credit Agreement as a “Lender”, and establishes a new Revolving Commitment and/or Term Loan Commitment as set forth beside such New Lender’s name on Annex A attached hereto and set forth on Schedule II of the Credit Agreement as set forth on Exhibit A. Each New Lender shall be a party to, and bound by, the Credit Agreement as a “Lender” thereunder as of the Fifth Amendment Effective Date.

(b) Representations and Warranties. Each New Lender represents and warrants to the Administrative Agent and the Borrower that this Amendment has been duly authorized, executed and delivered by each of them and that the Credit Agreement, as modified by this Amendment, constitutes the legal, valid and binding obligation of such New Lender, enforceable against it in accordance with its terms.

(c) Lack of Reliance on the Administrative Agent. Each New Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Amendment and become a “Lender” under the Credit Agreement. Each New Lender acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under the Credit Agreement or any other Loan Document.

(d) Tax Forms. Each New Lender certifies that it has delivered to the Borrower and the Administrative Agent all applicable forms and documentation, duly completed and executed, and performed all other actions required under Section 2.20 of the Credit Agreement.

(e) Appointment of Administrative Agent. Each New Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such New Lender under the Credit Agreement and the other Loan Documents, and such New Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of the Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Credit Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.

(f) Notice Address. The address for each New Lender for purposes of all notices and other communications is as set forth on an Administrative Questionnaire delivered by such New Lender to the Administrative Agent.

8. Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower (to the extent that the Borrower is a party thereto) to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

9. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

10. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

11. Costs and Expenses. The Borrower agrees to pay on demand all reasonable, out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

12. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in .pdf form shall be as effective as delivery of a manually executed counterpart hereof.

13. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

14. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Borrower, by their respective authorized officers as of the day and year first above written.

BORROWER:

BRISTOW GROUP INC.

By:	/s/ Joseph A. Baj
Name: Joseph A. Baj
Title: Vice President and Treasurer

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

LENDERS:

SUNTRUST BANK, individually and as Administrative Agent, Swingline Lender and Issuing Bank

By:	/s/ Shannon Juhan
Name: Shannon Juhan
Title: Director

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

BANK OF AMERICA, N.A.

By:	/s/ David McCauley
Name: David McCauley
Title: Senior Vice President

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

BRANCH BANKING AND TRUST COMPANY

By:	/s/ DeVon J. Lang
Name: DeVon J. Lang
Title: Senior Vice President

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

The BANK OF TOKYO-MITSUBISHI UFJ, Ltd.

By:	/s/ Kevin Sparks
Name: Kevin Sparks
Title: Vice President

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

BARCLAYS BANK

By:	/s/ Samuel Coward
Name: Samuel Coward
Title: Vice President

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

CITIBANK, N.A.

By:	/s/ Peter Kardos
Name: Peter Kardos
Title: Vice President

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

COMPASS BANK

By:	/s/ Jason Sheppard
Name: Jason Sheppard
Title: Vice President

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Nupur Kumar
Name: Nupur Kumar
Title: Authorized Signatory

By:	/s/ Karim Rahimtoola
Name: Karim Rahimtoola
Title: Authorized Signatory

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

FIFTH THIRD BANK

By:	/s/ Quoc Tran
Name: Quoc Tran
Title: Vice President

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

HSBC BANK USA, N.A.

By:	/s/ Sarah S Knudsen
Name: Sarah S Knudsen
Title: Vice President

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Thomas Okamoto
Name: Thomas Okamoto
Title: Authorized Officer

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Christopher Keenan
Name: Christopher Keenan
Title: Assistant Vice President

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

REGIONS BANK

By:	/s/ Scott J. Sarrat
Name: Scott J. Sarrat
Title: Senior Vice President

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

TRUSTMARK NATIONAL BANK

By:	/s/ Jeff Deutsch
Name: Jeff Deutsch
Title: Senior Vice President

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Steven Dixon
Name: Steven Dixon
Title: Vice President

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

WELLS FARGO BANK, N.A.

By:	/s/ Chris Kim
Name: Chris Kim
Title: Assistant Vice President

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

WHITNEY BANK, individually and as Issuing Bank

By:	/s/ Gregory J. Zaunbrecher
Name: Gregory J. Zaunbrecher
Title: Vice President

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement]

Annex A

Lender	Type of Lender	Term Loan Commitment Increase	New Term Loan Commitment	Revolving Commitment Increase	New Revolving Commitment
SunTrust Bank	Increasing Lender	$1,527,095.10	N/A	$0.00	N/A
Bank of America, N.A.	Increasing Lender	$0.00	N/A	$0.00	N/A
Compass Bank	Increasing Lender	$0.00	N/A	$0.00	N/A
Credit Suisse AG, Cayman Islands Branch	Increasing Lender	$8,471,204.52	N/A	$0.00	N/A
JPMorgan Chase Bank, National Association	Increasing Lender	$5,584,554.61	N/A	$0.00	N/A
Wells Fargo Bank, National Association	Increasing Lender	$5,222,567.13	N/A	$0.00	N/A
Regions Bank	Increasing Lender	$2,007,591.36	N/A	$0.00	N/A
HSBC Bank USA, N.A.	Increasing Lender	$3,363,736.60	N/A	$0.00	N/A
Whitney Bank	Increasing Lender	$3,363,736.60	N/A	$0.00	N/A
Branch Banking and Trust Company	Increasing Lender	$7,769,070.97	N/A	$0.00	N/A
Citibank, N.A.	Increasing Lender	$8,374,492.93	N/A	$0.00	N/A
PNC Bank, National Association	Increasing Lender	$6,410,158.06	N/A	$0.00	N/A
U.S. Bank National Association	Increasing Lender	$4,655,472.18	N/A	$0.00	N/A
Trustmark National Bank	Increasing Lender	$5,294,674.12	N/A	$0.00	N/A
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	New Lender	N/A	$23,333,333.34	N/A	$25,000,000.00
Barclays Bank plc	New Lender	N/A	$23,333,333.34	N/A	$25,000,000.00
Fifth Third Bank	New Lender	N/A	$18,666,666.66	N/A	$0.00

TOTAL:		$127,377,687.52		$50,000,000.00

Exhibit A

Schedule II to Credit Agreement

COMMITMENT AMOUNTS

Lender	Fifth Amendment Additional Term Loan Commitment	Revolving Loan Commitment
SunTrust Bank	$1,527,095.10	$27,068,397.90
Bank of America, N.A.	$0.00	$26,666,666.66
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$23,333,333.34	$26,666,666.66
Barclays Bank plc	$23,333,333.34	$26,666,666.66
Compass Bank	$0.00	$26,666,666.66
Credit Suisse AG, Cayman Islands Branch	$8,471,204.52	$26,666,666.66
JPMorgan Chase Bank, National Association	$5,584,554.61	$26,666,666.66
Wells Fargo Bank, National Association	$5,222,567.13	$26,666,666.66
Regions Bank	$2,007,591.36	$22,992,408.64
HSBC Bank USA, N.A.	$3,363,736.60	$21,636,263.40
Whitney Bank	$3,363,736.60	$21,636,263.40
Branch Banking and Trust Company	$7,769,070.97	$21,333,333.34
Citibank, N.A.	$8,374,492.93	$21,333,333.34
Fifth Third Bank	$18,666,666.66	$21,333,333.34
PNC Bank, National Association	$6,410,158.06	$21,333,333.34
U.S. Bank National Association	$4,655,472.18	$21,333,333.34
Trustmark National Bank	$5,294,674.12	$13,333,333.34

TOTAL:	$127,377,687.52	$400,000,000.00

Exhibit B

Schedule 2.9 to Credit Agreement

TERM LOAN AMORTIZATION

Payment Date	Amount
June 30, 2014	$1,135,828.13
September 30, 2014	$1,135,828.13
December 31, 2014	$1,135,828.13
March 31, 2015	$1,135,828.13
June 30, 2015	$3,500,000.00
September 30, 2015	$3,500,000.00
December 31, 2015	$3,500,000.00
March 31, 2016	$3,500,000.00
June 30, 2016	$7,000,000.00
September 30, 2016	$7,000,000.00
December 31, 2016	$7,000,000.00
March 31, 2017	$7,000,000.00
June 30, 2017	$8,750,000.00
September 30, 2017	$8,750,000.00
December 31, 2017	$8,750,000.00
March 31, 2018	$8,750,000.00
June 30, 2018	$10,937,500.00
September 30, 2018	$10,937,500.00
December 31, 2018	$10,937,500.00
March 31, 2019	$10,937,500.00
April 29, 2019	$229,250,000.00

Exhibit C

Schedule 7.1 to Credit Agreement

EXISTING INDEBTEDNESS

($ in thousands)

Type	Outstanding Principal Amount as of December 31, 2014
6 1⁄4% Senior Notes due 2022	$401,535
3% Convertible Senior Notes due 2038	$113,025
Eastern Airways International Limited and subsidiaries debt	$21,840
Letters of Credit	$2,014
Sale and Leaseback Financing involving 31 helicopters with various entities of Milestone Aviation Group LLC each as Lessor [off-balance sheet debt – present value]	$302,352
Sale and Leaseback Financing involving 9 helicopters with HeliFleet 2013-01, LLC as Lessor [off-balance sheet debt – present value]	$28,966
Sale and Leaseback Financing involving 3 helicopters with Capital One Equipment Finance Corp. as Lessor [off-balance sheet debt – present value]	$15,797
Sale and Leaseback Financing involving 3 helicopters with PNC Bank, National Association, solely as owner trustee, as Lessor [off-balance sheet debt – present value]	$13,371
Sale and Leaseback Financing involving 2 helicopters with various entities of Waypoint Leasing as Lessor [off-balance sheet debt –present value]	$13,819
Sale and Leaseback Financing involving 2 helicopters with Huntington National Bank as Lessor [off-balance sheet debt –present value]	$12,408
Sale and Leaseback Financing involving 1 helicopter with BTMU Capital Leasing & Finance, Inc. as Lessor [off-balance sheet debt –present value]	$8,998
Sale and Leaseback Financing involving 1 helicopter with an entity of Bank of America Merrill Lynch as Lessor [off-balance sheet debt –present value]	$3,334

Exhibit D

Schedule 7.4 to Credit Agreement

EXISTING INVESTMENTS

as of December 31, 2014

($ in thousands)

Asset	Borrower	Guarantors	Non-Guarantors
Intercompany Investment [eliminate on consolidation]	$1,275,114	$111,435	$—
Investment in Unconsolidated Affiliates	$—	$—	$255,267
Intercompany Notes Receivable [eliminate on consolidation]	$1,329,124	$—	$—

ANNEX B

COMMITMENT AMOUNTS

Lender	Term Loan Commitment	Revolving Commitment
SunTrust Bank	$23,684,848.13	$27,068,397.90
Bank of America, N.A.	$23,333,333.34	$26,666,666.66
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$23,333,333.34	$26,666,666.66
Barclays Bank plc	$23,333,333.34	$26,666,666.66
Compass Bank	$23,333,333.34	$26,666,666.66
Credit Suisse AG, Cayman Islands Branch	$23,333,333.34	$26,666,666.66
JPMorgan Chase Bank, National Association	$23,333,333.34	$26,666,666.66
Wells Fargo Bank, National Association	$23,333,333.34	$26,666,666.66
Regions Bank	$20,118,357.57	$22,992,408.64
HSBC Bank USA, N.A.	$18,931,730.48	$21,636,263.40
Whitney Bank	$18,931,730.48	$21,636,263.40
Branch Banking and Trust Company	$18,666,666.66	$21,333,333.34
Citibank, N.A.	$18,666,666.66	$21,333,333.34
Fifth Third Bank	$18,666,666.66	$21,333,333.34
PNC Bank, National Association	$18,666,666.66	$21,333,333.34
U.S. Bank National Association	$18,666,666.66	$21,333,333.34
Trustmark National Bank	$11,666,666.66	$13,333,333.34

TOTAL:	$350,000,000.00	$400,000,000.00